June 10, 2005


Mail Stop 4561

Mr. James A. Mehling
MLM Index Fund
47 Hulfish Street
Suite 510
Princeton, NJ 08542

Re:	MLM Index Fund
	Form 10-K for the year ended December 31, 2004
	File No. 0-49767

Dear Mr. Mehling:

We have completed our review of your Form 10-K and related filings and have no further comments at this time.



								Sincerely,



Steven Jacobs
      Accounting Branch Chief

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MLM Index Fund
June 13, 2005
Page 1